                                                                    Exhibit 10.4

                                                                  EXECUTION COPY

================================================================================

                                CREDIT AGREEMENT


                                   dated as of


                                January 10, 2005


                                      among


                              MAC-GRAY CORPORATION,
                            MAC-GRAY SERVICES, INC.,
                              INTIRION CORPORATION,


                            The Lenders Party Hereto,


                           JPMORGAN CHASE BANK, N.A.,
                            as Administrative Agent,


                          KEYBANK NATIONAL ASSOCIATION,
                              as Syndication Agent,


                                       and


                                 HSBC BANK USA,
                     WACHOVIA BANK NATIONAL ASSOCIATION and
                                BANK NORTH, N.A.,
                           as Co-Documentation Agents


                                   ----------


                          J.P. MORGAN SECURITIES INC.,
                                   as Arranger

================================================================================
                                                            [CS&M Ref. 6701-442]

                                TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
                                    ARTICLE I

                                   Definitions

SECTION 1.01.   Defined Terms ......................................................1
SECTION 1.02.   Classification of Loans and Borrowings.............................24
SECTION 1.03.   Terms Generally....................................................24
SECTION 1.04.   Accounting Terms; GAAP.............................................24
SECTION 1.05.   Pro Forma Basis....................................................24

                                   ARTICLE II

                                   The Credits

SECTION 2.01.   Commitments........................................................25
SECTION 2.02.   Loans and Borrowings ..............................................25
SECTION 2.03.   Requests for Borrowings............................................26
SECTION 2.04.   Swingline Loans....................................................26
SECTION 2.05.   Letters of Credit .................................................28
SECTION 2.06.   Funding of Borrowings .............................................32
SECTION 2.07.   Interest Elections.................................................32
SECTION 2.08.   Termination and Reduction of Commitments...........................34
SECTION 2.09.   Repayment of Loans; Evidence of Debt ..............................34
SECTION 2.10.   Amortization of Term Loans ........................................35
SECTION 2.11.   Prepayment of Loans ...............................................36
SECTION 2.12.   Fees ..............................................................37
SECTION 2.13.   Interest...........................................................39
SECTION 2.14.   Alternate Rate of Interest ........................................39
SECTION 2.15.   Increased Costs ...................................................40
SECTION 2.16.   Break Funding Payments ............................................41
SECTION 2.17.   Taxes .............................................................41
SECTION 2.18.   Payments Generally; Pro Rata Treatment; Sharing of Set-offs .......43
SECTION 2.19.   Mitigation Obligations; Replacement of Lenders.....................45

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01.   Organization; Powers...............................................46
SECTION 3.02.   Authorization; Enforceability .....................................46
SECTION 3.03.   Governmental Approvals; No Conflicts ..............................46
SECTION 3.04.   Financial Condition; No Material Adverse Change....................46

SECTION 3.05.   Properties ........................................................47
SECTION 3.06.   Litigation and Environmental Matters ..............................48
SECTION 3.07.   Compliance with Laws and Agreements ...............................48
SECTION 3.08.   Investment and Holding Company Status..............................48
SECTION 3.09.   Taxes .............................................................49
SECTION 3.10.   ERISA .............................................................49
SECTION 3.11.   Disclosure ........................................................49
SECTION 3.12.   Subsidiaries ......................................................49
SECTION 3.13.   Insurance .........................................................49
SECTION 3.14.   Labor Matters......................................................50
SECTION 3.15.   Solvency...........................................................50

                                   ARTICLE IV

                                   Conditions

SECTION 4.01.   Effective Date ....................................................50
SECTION 4.02.   Each Credit Event .................................................53

                                    ARTICLE V

                              Affirmative Covenants

SECTION 5.01.   Financial Statements and Other Information ........................54
SECTION 5.02.   Notices of Material Events.........................................55
SECTION 5.03.   Information Regarding Collateral ..................................56
SECTION 5.04.   Existence; Conduct of Business.....................................56
SECTION 5.05.   Payment of Obligations.............................................56
SECTION 5.06.   Maintenance of Properties .........................................57
SECTION 5.07.   Insurance .........................................................57
SECTION 5.08.   Casualty and Condemnation .........................................57
SECTION 5.09.   Books and Records; Inspection and Audit Rights ....................57
SECTION 5.10.   Compliance with Laws ..............................................57
SECTION 5.11.   Use of Proceeds and Letters of Credit .............................57
SECTION 5.12.   Additional Subsidiaries............................................58
SECTION 5.13.   Further Assurances.................................................58
SECTION 5.14.   Interest Rate Protection...........................................58
SECTION 5.15.   Post-Closing Matters...............................................58

                                   ARTICLE VI

                               Negative Covenants

SECTION 6.01.   Indebtedness; Certain Equity Securities ...........................59
SECTION 6.02.   Liens..............................................................61
SECTION 6.03.   Fundamental Changes................................................62
SECTION 6.04.   Investments, Loans, Advances, Guarantees and Acquisitions..........63

SECTION 6.05.   Asset Sales .......................................................65
SECTION 6.06.   Sale and Leaseback Transactions....................................65
SECTION 6.07.   Swap Agreements ...................................................66
SECTION 6.08.   Restricted Payments; Certain Payments of Indebtedness .............66
SECTION 6.09.   Transactions with Affiliates.......................................67
SECTION 6.10.   Restrictive Agreements ............................................67
SECTION 6.11.   Amendment of Material Documents....................................67
SECTION 6.12.   Minimum Net Worth..................................................68
SECTION 6.13.   Funded Debt Ratio .................................................68
SECTION 6.14.   Consolidated Cash Flow Coverage Ratio .............................68

                                   ARTICLE VII

                                Events of Default

                                  ARTICLE VIII

                            The Administrative Agent

                                   ARTICLE IX

                                  Miscellaneous

SECTION 9.01.   Notices ...........................................................74
SECTION 9.02.   Waivers; Amendments................................................74
SECTION 9.03.   Expenses; Indemnity; Damage Waiver.................................76
SECTION 9.04.   Successors and Assigns.............................................77
SECTION 9.05.   Survival ..........................................................80
SECTION 9.06.   Counterparts; Integration; Effectiveness...........................80
SECTION 9.07.   Severability ......................................................81
SECTION 9.08.   Right of Setoff....................................................81
SECTION 9.09.   Governing Law; Jurisdiction; Consent to Service of Process.........81
SECTION 9.10.   WAIVER OF JURY TRIAL...............................................82
SECTION 9.11.   Headings ..........................................................82
SECTION 9.12.   Confidentiality ...................................................82
SECTION 9.13.   Interest Rate Limitation ..........................................83
SECTION 9.14.   USA Patriot Act ...................................................83
SECTION 9.15.   Obligations Joint and Several .....................................83

SCHEDULES:

Schedule 1.01 -- Mortgaged Property
Schedule 2.01 -- Commitments
Schedule 3.05 -- Real Property
Schedule 3.06 -- Disclosed Matters
Schedule 3.12 -- Subsidiaries
Schedule 3.13 -- Insurance
Schedule 5.15 -- Regional Sales and Service Facilities
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Existing Investments
Schedule 6.10 -- Existing Restrictions

EXHIBITS:

Exhibit A     -- Form of Assignment and Assumption
Exhibit B     -- Form of Collateral Agreement
Exhibit C     -- Form of Opinion of Goodwin Procter LLP
Exhibit D     -- Form of Perfection Certificate

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                         CREDIT AGREEMENT dated as of January 10, 2005 (this
                    "AGREEMENT"), among MAC-GRAY CORPORATION, MAC-GRAY SERVICES, INC., INTIRION CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

          Pursuant to an asset purchase agreement (the "ACQUISITION AGREEMENT") to be entered into between the Mac-Gray Services, Inc. (such term and each capitalized term not otherwise defined having the meanings assigned in Section 1.01) and Web Service Company Inc. (the "COMPANY"), Mac-Gray Services, Inc. ("SERVICES") will acquire (the "ACQUISITION") certain of the Company's laundry facilities management assets and related contracts specified in the Acquisition Agreement (such assets and related contracts, together with certain liabilities of the Company to be assumed by Services as and to the extent provided in the Acquisition Agreement, the "ACQUIRED BUSINESS") for aggregate consideration (the "ACQUISITION CONSIDERATION") not to exceed $106,000,000 in cash at close.

          The Borrowers have requested that the Lenders extend credit in the form of (a) Term Loans on the Effective Date, in aggregate principal amount not in excess of $80,000,000 and (b) Revolving Loans, Letters of Credit and Swingline Loans at any time and from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding not to exceed $120,000,000. The proceeds of the Term Loans and Revolving Loans made on the Effective Date will be used (a) to repay all loans, interest and other amounts accrued or owing under the Existing Credit Agreement, (b) to pay the fees and expenses payable in connection with the Transactions in an aggregate amount not to exceed $1,500,000 (the "TRANSACTION COSTS") and (c) to pay the Acquisition Consideration. The proceeds of the Revolving Loans after the Effective Date and of the Swingline Loans will be used only for working capital and general corporate purposes (including Permitted Acquisitions). Letters of Credit will be used only for general corporate purposes.

          The Lenders and the Swingline Lender are willing to extend such credit to the Borrowers, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrowers, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

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                                                                               2

          "ACQUIRED BUSINESS" has the meaning assigned to such term in the preamble.

          "ACQUISITION" has the meaning assigned to such term in the preamble.

          "ACQUISITION AGREEMENT" has the meaning assigned to such term in the preamble.

          "ACQUISITION CONSIDERATION" has the meaning assigned to such term in the preamble.

          "ACQUISITION DOCUMENTS" means the Acquisition Agreement, all other agreements to be entered into in connection with the Acquisition and all Schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements to which any of the Borrowers or any Subsidiary is a party affecting the terms of the foregoing or entered into in connection therewith.

          "ADJUSTED LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "ADMINISTRATIVE AGENT" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

          "ADMINISTRATIVE QUESTIONNAIRE" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "APPLICABLE PERCENTAGE" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

          "APPLICABLE RATE" means, for any day with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan or a Term Loan, or with respect to the

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                                                                               3

commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread" or "Commitment Fee Rate", as the case may be, based upon the Funded Debt Ratio as of the most recent determination date; PROVIDED that (i) prior to the delivery of the financial statements for the fiscal quarter ending March 31, 2005, the Funded Debt Ratio shall be deemed to be the Funded Debt Ratio on the Effective Date and (ii) after the delivery of the financial statements for the fiscal quarter ending March 31, 2005, the Funded Debt Ratio shall be deemed to be the Funded Debt Ratio as of the most recent determination date (provided that until June 30, 2005, if the Funded Debt Ratio is less than 3.00 to 1.00, then the "Applicable Rate" shall be deemed to be the applicable rate per annum set forth below in Category 2):

                                 ABR     EURODOLLAR   COMMITMENT FEE
           FUNDED DEBT RATIO:   SPREAD     SPREAD          RATE
          ----------------------------------------------------------
              CATEGORY 1
          GREATER THAN 3.50x     1.50      2.50%          0.500%

              CATEGORY 2
          LESS THAN OR EQUAL
            TO 3.50x and
          GREATER THAN 3.00x     1.25%     2.25%          0.375%

              CATEGORY 3
          LESS THAN OR EQUAL
             TO 3.00x and
          GREATER THAN 2.50x     1.00%     2.00%          0.375%

              CATEGORY 4
             LESS THAN OR
            EQUAL TO 2.50x       0.75%     1.75%          0.375%

          For purposes of the foregoing, (i) the Funded Debt Ratio shall be determined as of the end of each fiscal quarter of the Parent Borrower's fiscal year based upon the Parent Borrower's consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Funded Debt Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; PROVIDED that the Funded Debt Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Parent Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

          "APPROVED FUND" has the meaning assigned to such term in Section 9.04.

          "ASSIGNMENT AND ASSUMPTION" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          "BOARD" means the Board of Governors of the Federal Reserve System of the United States of America.

          "BORROWERS" means the Parent Borrower, Mac-Gray Services, Inc. and Intirion Corporation, each a Delaware corporation.

          "BORROWING" means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

          "BORROWING REQUEST" means a request by the Borrowers for a Borrowing in accordance with Section 2.03.

          "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; PROVIDED that, when used in connection with a Eurodollar Loan, the term "BUSINESS DAY" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "CAMBRIDGE PROPERTY" means the owned real estate of Mac-Gray Services, Inc., located at 22 Water Street, Cambridge, Massachusetts 02141.

          "CAPITAL EXPENDITURES" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Parent Borrower and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Parent Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Parent Borrower and its Subsidiaries during such period, PROVIDED that (i) for purposes of the calculation of the Consolidated Cash Flow Coverage Ratio only, Capital Expenditures shall not include Capital Lease Obligations in an amount not to exceed $1,500,000 incurred by the Parent Borrower and its Subsidiaries solely in connection with the Acquisition and (ii) Capital Expenditures shall not include
(A) expenditures to the extent they are financed with the proceeds of a Prepayment Event described in clauses (a) or (b) of "Prepayment Event," so long as such proceeds are reinvested in the business of the Parent Borrower and its Subsidiaries pursuant to the requirements of the proviso contained in 2.11(c) and (B) expenditures or investments that constitute the Acquisition or Permitted Acquisitions.

          "CAPITAL LEASE OBLIGATIONS" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "CHANGE IN CONTROL" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Stewart G.

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                                                                               5

MacDonald, Jr., Sandra MacDonald, Daniel MacDonald or Evelyn MacDonald or any of their respective spouses or immediate family members or trusts or family limited partnerships for their benefit, of Equity Interests representing more than 25% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Parent Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Borrower by Persons who were neither (i) nominated by the board of directors of the Parent Borrower (or any committee thereof) nor (ii) appointed by directors so nominated.

          "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "CLASS", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Loan Commitment.

          "CLO" has the meaning assigned to such term in Section 9.04(b).

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "COLLATERAL" means any and all "Collateral", as defined in any applicable Security Document.

          "COLLATERAL AGENT" means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Lenders under this Agreement and the Lenders and other secured parties under any Security Document.

          "COLLATERAL AGREEMENT" means the Guarantee and Collateral Agreement among the Parent Borrower, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

          "COLLATERAL AND GUARANTEE REQUIREMENT" means the requirement that:

          (a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

          (b) all outstanding Equity Interests of each Subsidiary (other than TLP) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is not a Loan Party) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

          (c) all Indebtedness of the Parent Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

          (d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

          (e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

          (f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

          "COMMITMENT" means a Revolving Commitment or Term Loan Commitment, or any combination thereof (as the context requires).

          "COMPANY" has the meaning assigned to such term in the preamble.

          "CONSOLIDATED CASH FLOW" means, for any period, (a) Consolidated EBITDA for such period minus (b) the sum of (i) Capital Expenditures for such period,

(ii) Prepaid Commission Expenses for such period and (iii) consolidated cash income taxes paid during such period. For purposes of determining Consolidated Cash Flow, (1) the sum of Capital Expenditures as described in clause (b)(i) above and Prepaid Commission Expenses as described in clause (b)(ii) above shall be deemed to be (A) for the fiscal quarter ended on June 30, 2004, equal to $7,000,000, (B) for the fiscal quarter ended on September 30, 2004, equal to $7,000,000, and (C) for the fiscal quarter ended on December 31, 2004, equal to $7,000,000, and (2)(A) consolidated cash income taxes paid during the period of four consecutive fiscal quarters ending on March 31, 2005, shall be equal to the product of (x) consolidated cash income taxes paid during the fiscal quarter ending on March 31, 2005, and (y) four, (B) consolidated cash income taxes paid during the period of four consecutive fiscal quarters ending on June 30, 2005, shall be equal to the product of (x) consolidated cash income taxes paid during the two consecutive fiscal quarters ending on June 30, 2005, and (y) two and (C) consolidated cash income taxes paid during the period of four consecutive fiscal quarters ending on September 30, 2005, shall be equal to the product of (x) consolidated cash income taxes paid during the three consecutive fiscal quarters ending on September 30, 2005, and (y) a fraction, the numerator of which is four and the denominator of which is three.

          "CONSOLIDATED CASH FLOW COVERAGE RATIO" means, for any period, the ratio of (a) Consolidated Cash Flow for such period to (b) the sum of (i)(A) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of the Parent Borrower and the Subsidiaries (other than payments made by the Parent Borrower or any Subsidiary to the Parent Borrower or a Subsidiary) and (B) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of the Parent Borrower and the Subsidiaries, to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment and
(ii) Consolidated Cash Interest Expense for such period. For purposes of the Consolidated Cash Flow Coverage Ratio, (i)(A) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters ending on March 31, 2005, shall be equal to the product of (x) Consolidated Cash Interest Expense for the fiscal quarter ending on March 31, 2005, and (y) four, (B) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters ending on June 30, 2005, shall be equal to the product of (x) Consolidated Cash Interest Expense for the two consecutive fiscal quarters ending on June 30, 2005, and (y) two and (C) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters ending on September 30, 2005, shall be equal to the product of (x) Consolidated Cash Interest Expense for the three consecutive fiscal quarters ending on September 30, 2005, and (y) a fraction, the numerator of which is four and the denominator of which is three, and (ii) the aggregate principal amount of scheduled principal payments in respect of Long-Term Indebtedness of the Parent Borrower and the Subsidiaries as described in subclause (i)(A) of clause (b) above shall be deemed to be (A) for the fiscal quarter ended on June 30, 2004, equal to $2,200,000, (B) for the fiscal quarter ended on September 30, 2004, equal to $2,400,000 and (C) for the fiscal quarter ended on December 31, 2004, equal to $2,300,000.

          "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of

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                                                                               8

Capital Lease Obligations) of the Parent Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Parent Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

          "CONSOLIDATED EBITDA" means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period,
(iii) all amounts attributable to depreciation and amortization for such period,
(iv) any extraordinary non-cash charges for such period and (v) Transaction Costs and additional costs incurred in connection with the Transactions in an amount not to exceed $500,000, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED NET INCOME" means, for any period, the net income or loss of the Parent Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; PROVIDED that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary during such period (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso), (b) the income of any Subsidiary in which any other Person (other than the Parent Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Parent Borrower or any Subsidiary during such period (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso), and (c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent Borrower or any Subsidiary or the date that such Person's assets are acquired by the Parent Borrower or any Subsidiary.

          "CONSOLIDATED NET WORTH" means, as of any date of determination, an amount equal to the net worth of the Parent Borrower and the Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

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                                                                               9

          "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "CONTROLLING" and "CONTROLLED" have meanings correlative thereto.

          "DEFAULT" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "DEPOSIT ACCOUNT CONTROL AGREEMENTS" has the meaning assigned to such term in the Collateral Agreement.

          "DISCLOSED MATTERS" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

          "DOLLARS" or "$" refers to lawful money of the United States of America.

          "EFFECTIVE DATE" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 9.02).

          "EFFECTIVE DATE CONSOLIDATED EBITDA" has the meaning assigned to such term in Section 4.01(q).

          "ENVIRONMENTAL LAWS" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, release or threatened release of or exposure to any Hazardous Material or to health and safety matters.

          "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "EQUITY INTERESTS" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

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                                                                              10

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with the Parent Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA EVENT" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Parent Borrower or any ERISA Affiliate from the PBGC (or a plan administrator in the case of a Multiemployer Plan) of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "EURODOLLAR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          "EVENT OF DEFAULT" has the meaning assigned to such term in Article
VII.

          "EXCESS CASH FLOW" means, for any fiscal year, the sum (without duplication) of:

          (a) the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; PLUS

          (b) depreciation, amortization and other non-cash charges or losses (including deferred income taxes) deducted in determining such consolidated net income (or loss) for such fiscal year; PLUS

          (c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term) plus (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Parent Borrower and its Subsidiaries increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Parent Borrower and its consolidated Subsidiaries decreased during such fiscal year; MINUS

          (d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year (except as a result of the reclassification of items from long-term to short-term) plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Parent Borrower and its Subsidiaries decreased during such fiscal year plus (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Parent Borrower and its Subsidiaries increased during such fiscal year; MINUS

          (e) Capital Expenditures and Prepaid Commission Expenses for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long Term Indebtedness); MINUS

          (f) the aggregate principal amount of Indebtedness repaid or prepaid by the Parent Borrower and its Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit (unless there is a corresponding reduction in the aggregate Revolving Commitments), (ii) Term Loans prepaid pursuant to Section 2.11(c) or (d), (iii) repayments or prepayments of Indebtedness financed by incurring other Indebtedness, to the extent that mandatory payments in respect of other such Indebtedness would, pursuant to this clause (f), be deducted in determining Excess Cash Flow when made and (iv) Indebtedness referred to in clauses (iii) and (iv) of Section 6.01(a).

          "EXCLUDED TAXES" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized, in which its principal office is located or in which it is otherwise doing business or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.17(e) and
(d) any Taxes imposed as a result of such Person's gross negligence or wilful misconduct.

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                                                                              12

          "EXISTING CREDIT AGREEMENT" means the Credit Agreement dated as of June 24, 2003, by and among Mac-Gray Corporation, Mac-Gray Services, Inc., Intirion Corporation, Citizens Bank of Massachusetts the lenders party thereto, Bank North N.A. and Key Bank, N.A. (as amended, supplemented, restated or otherwise modified as of the Effective Date).

          "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or controller of the Parent Borrower.

          "FOREIGN LENDER" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "FOREIGN SUBSIDIARY" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

          "FUNDED DEBT RATIO" means, on any date, the ratio of (a) Total Funded Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent Borrower most recently ended prior to such date).

          "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time.

          "GOVERNMENTAL AUTHORITY" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "GUARANTEE" of or by any Person (the "GUARANTOR") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to

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                                                                              13

advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; PROVIDED, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "HAZARDOUS MATERIALS" means (i) any petroleum products or byproducts and all other hydrocarbons, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances; or (ii) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

          "INDEBTEDNESS" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (f) all Indebtedness of the type described in clauses (a), (b), (c), (d), (e), (g), (h), (i) and (j) of this definition of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of obligations of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term "Indebtedness" shall not include post closing purchase price adjustments or earn-outs to which the Seller may become entitled.

          "INDEMNIFIED TAXES" means Taxes other than Excluded Taxes.

          "INFORMATION MEMORANDUM" means the Confidential Information Memorandum dated December 10, 2004, relating to the Borrowers and the Transactions.

          "INTEREST ELECTION REQUEST" means a request by the Borrowers to convert or continue a Revolving Borrowing or Term Loan Borrowing in accordance with Section 2.07.

          "INTEREST PAYMENT DATE" means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

          "INTEREST PERIOD" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrowers may elect; PROVIDED, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "ISSUING BANK" means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

          "LAUNDRY FACILITY AGREEMENTS" means agreements and other documents pursuant to which any of the Borrowers installs, operates and maintains certain pay per use laundry equipment or rents such equipment to an owner, manager or any other Person affiliated with the premises at which such equipment is located.

          "LC DISBURSEMENT" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

          "LC EXPOSURE" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

          "LENDERS" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other

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                                                                              15

than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

          "LETTER OF CREDIT" means any letter of credit issued pursuant to this Agreement.

          "LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO RATE" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "LOAN DOCUMENTS" means this Agreement, the Collateral Agreement and the other Security Documents.

          "LOAN PARTIES" means the Parent Borrower and the Subsidiary Loan Parties.

          "LOANS" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

          "LONG-TERM INDEBTEDNESS" means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Parent Borrower and the Subsidiaries (after giving effect to the Acquisition) taken as a whole or (b) the ability of any Loan Party to perform any of its obligations under any Loan Document.

          "MATERIAL INDEBTEDNESS" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Borrower and the Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Parent Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

          "MOODY'S" means Moody's Investors Service, Inc.

          "MORTGAGE" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.

          "MORTGAGED PROPERTY" means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01, and includes each other parcel of real property and improvements thereto, in each case with a fair market value in excess of $2,000,000, with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

          "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NET PROCEEDS" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Parent Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Parent Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent Borrower and the Subsidiaries, and the amount of any reserves established by the Parent Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or such cash was received or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Parent Borrower).

          "NET WORKING CAPITAL" means, at any date, (a) the consolidated current assets of the Parent Borrower and the Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Parent

Borrower and the Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

          "OBLIGATIONS" has the meaning assigned to such term in the Collateral Agreement.

          "OTHER TAXES" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          "PARENT BORROWER" means Mac-Gray Corporation.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "PERFECTION CERTIFICATE" means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

          "PERMITTED ACQUISITION" means any acquisition by the Parent Borrower or a wholly-owned Subsidiary Loan Party of all the outstanding Equity Interests in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) such Person is organized under the laws of, and substantially all its assets are located in, the United States of America, any State thereof or the District of Columbia, (c) no Default has occurred and is continuing or would result therefrom, (d) all transactions related thereto are consummated in accordance with applicable laws, (e) all actions required to be taken with respect to such acquired or newly formed Subsidiary or assets under Sections 5.12 and 5.13 shall have been taken, (f) the Parent Borrower and the Subsidiaries, taken as a whole, are in compliance, on a Pro Forma Basis, with the covenants contained in Sections 6.12, 6.13 and 6.14 recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available, (g) after giving effect to such acquisition, there shall be no less than $7,000,000 of aggregate unused and available Revolving Commitments, (h) the business of such Person or such assets, as the case may be, constitute a business permitted by Section 6.03(b) and (i) the Borrowers have delivered to the Administrative Agent an officers' certificate to the effect set forth in clauses (a), (b), (c), (d), (e), (f), (g) and (h) above, together with all relevant financial information for the Person or assets to be acquired.

          "PERMITTED ENCUMBRANCES" means:

          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) liens arising by operation of law to secure landlords or lessors under leases made in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

          (f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

          (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Borrower or any Subsidiary;

PROVIDED that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

          "PERMITTED INVESTMENTS" means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

          (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

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                                                                              19

          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause
     (c) above.

          "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "PLAN" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA.

          "PREPAID COMMISSION EXPENSES" means the amount of any one-time upfront payment required to be paid by the Parent Borrower or any Subsidiary to the landlord or lessor under any Laundry Facility Agreement upon the commencement of such Laundry Facility Agreement (but without duplication for any amount included as a Capital Expenditure).

          "PREPAYMENT EVENT" means:

          (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Parent Borrower or any Subsidiary, other than dispositions described in clauses
     (a)(i), (a)(ii) (solely to the extent such dispositions are made in the ordinary course of business), (a)(iii), (b) and (d) of Section 6.05; or

          (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent Borrower or any Subsidiary;

          (c) the issuance by the Parent Borrower or any Subsidiary of any Equity Interests, or the receipt by the Parent Borrower or any Subsidiary of any capital contribution, other than (i) any such issuance of Equity Interests to, or receipt of any such capital contribution from, the Parent Borrower or a Subsidiary and (ii) any such issuance of Equity Interests by the Parent Borrower to any Person and any receipt by the Parent Borrower of any capital contribution in each case pursuant to the terms of any stock option, equity compensation, incentive or similar plan or agreement approved by the board of directors of the Parent Borrower;

          (d) the sale, transfer or other disposition of the Cambridge Property as described in Section 6.05(c); or

          (e) the incurrence by the Parent Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted pursuant to Section 6.01.

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                                                                              20

          "PRIME RATE" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "PRO FORMA BASIS" means, with respect to the calculation of the financial covenants contained in Sections 6.12, 6.13 and 6.14 in connection with a Permitted Acquisition that such calculation shall give pro forma effect to such Permitted Acquisition, all other Permitted Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all dispositions that have occurred since the beginning of the four consecutive fiscal quarter period for which such calculation is being made as if it occurred on the first day of such four consecutive fiscal quarter period (including (a) cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) other cost savings to the extent such cost savings would be acceptable to the Administrative Agent in its sole discretion).

          "REGISTER" has the meaning set forth in Section 9.04.

          "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "REQUIRED LENDERS" means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

          "REQUIREMENT OF LAW" means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESTRICTED PAYMENT" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Parent Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent Borrower or any Subsidiary.

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                                                                              21

          "REVOLVING AVAILABILITY PERIOD" means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

          "REVOLVING COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $120,000,000.

          "REVOLVING EXPOSURE" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

          "REVOLVING LENDER" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

          "REVOLVING LOAN" means a Loan made pursuant to clause (b) of Section 2.01.

          "REVOLVING MATURITY DATE" means January 10, 2010.

          "S&P" means Standard & Poor's Ratings Group, Inc.

          "SEC" means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

          "SECURITY DOCUMENTS" means the Collateral Agreement, any Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

          "SERVICES" shall have the meaning assigned to such term in the preamble.

          "STATUTORY RESERVE RATE" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute

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                                                                              22

eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "SUBSIDIARY" means, with respect to any Person (the "PARENT") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "SUBSIDIARY" means any subsidiary of the Parent Borrower.

          "SUBSIDIARY LOAN PARTY" means any Subsidiary that is not a Foreign Subsidiary other than TLP.

          "SWAP AGREEMENT" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; PROVIDED that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or the Subsidiaries shall be a Swap Agreement. All Swap Agreements, if any, between the Borrowers (or any one of them) and one or more Lenders (or Affiliates thereof) are independent agreements governed by the written provisions of such Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans.

          "SWINGLINE EXPOSURE" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

          "SWINGLINE LENDER" means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

          "SWINGLINE LOAN" means a Loan made pursuant to Section 2.04.

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                                                                              23

          "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "TERM LOAN" means a Loan made pursuant to clause (a) of Section 2.01.

          "TERM LOAN COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder. The amount of each Lender's Term Loan Commitment is set forth on Schedule 2.01. The aggregate amount of the Lenders' Term Loan Commitments is $80,000,000.

          "TERM LOAN LENDER" means a Lender with a Term Loan Commitment or an outstanding Term Loan.

          "TERM LOAN MATURITY DATE" means January 10, 2010.

          "TLP" means Tucson Laundry Partners, an Arizona limited partnership.

          "TOTAL FUNDED DEBT" means, as of any date, the sum of (a) the aggregate principal amount of Indebtedness of the Parent Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of Indebtedness of the Parent Borrower and the Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis, PROVIDED that, for purposes of clause (b) above, the term "Indebtedness" shall not include contingent obligations of the Parent Borrower or any Subsidiary as an account party in respect of any letter of credit unless such letter of credit supports an obligation that constitutes Indebtedness.

          "TRANSACTIONS" means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the Acquisition and the other transactions contemplated by the Acquisition Documents, (c) the repayment in full of all obligations under the Existing Credit Agreement, the termination of all commitments thereunder and the release of all liens in respect thereof and
     (d) the payment of the Transaction Costs.

          "TRANSACTION COSTS" has the meaning assigned to such term in the preamble.

          "TYPE", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

          "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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                                                                              24

          SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Class (E.G., a "Revolving Loan") or by Type (E.G., a "Eurodollar Loan") or by Class and Type (E.G., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (E.G., a "Revolving Borrowing") or by Type (E.G., a "Eurodollar Borrowing") or by Class and Type (E.G., a "Eurodollar Revolving Borrowing").

          SECTION 1.03. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

          SECTION 1.05. PRO FORMA BASIS. All calculations in respect of the Funded Debt Ratio and Consolidated Cash Flow Coverage Ratio and Sections 4.01(q) and (r) shall be computed on a Pro Forma Basis.

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                                                                              25

                                   ARTICLE II

                                   THE CREDITS

          SECTION 2.01. COMMITMENTS. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan to the Borrowers on the Effective Date in a principal amount not exceeding its Term Loan Commitment and
(b) to make Revolving Loans to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

          SECTION 2.02. LOANS AND BORROWINGS. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; PROVIDED that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b) Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; PROVIDED that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $4,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $250,000. Borrowings of more than one Type and Class may be outstanding at the same time; PROVIDED that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

  (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

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                                                                              26

          SECTION 2.03. REQUESTS FOR BORROWINGS. To request a Revolving Borrowing or Term Loan Borrowing, the Borrowers shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; PROVIDED that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrowers. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) whether the requested Borrowing is to be a Revolving Borrowing or Term Loan Borrowing;

          (ii) the aggregate amount of such Borrowing;

          (iii) the date of such Borrowing, which shall be a Business Day;

          (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

          (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (vi) the location and number of the Borrowers' account to which funds are to be disbursed, which shall comply with the requirements of
     Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.04. SWINGLINE LOANS. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the total Revolving Exposures exceeding the total Revolving Commitments; PROVIDED that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding

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                                                                              27

Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

          (b) To request a Swingline Loan, the Borrowers shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrowers. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the Borrowers maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in
Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, MUTATIS MUTANDIS, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan

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                                                                              28

pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

          SECTION 2.05. LETTERS OF CREDIT. (a) GENERAL. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Letters of Credit for the account of any one of them, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b) NOTICE OF ISSUANCE, AMENDMENT, RENEWAL, EXTENSION; CERTAIN CONDITIONS. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrowers also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $2,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

          (c) EXPIRATION DATE. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

          (d) PARTICIPATIONS. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) REIMBURSEMENT. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than (i) 3:00 p.m., New York City time, on the Business Day that the Borrowers receive such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to 10:00 a.m., New York City time, on the day of receipt; PROVIDED that, if such LC Disbursement is not less than $250,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with
Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in
Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, MUTATIS MUTANDIS, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

          (f) OBLIGATIONS ABSOLUTE. The Borrowers' obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers' obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; PROVIDED that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) DISBURSEMENT PROCEDURES. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; PROVIDED that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

          (h) INTERIM INTEREST. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; PROVIDED that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) REPLACEMENT OF THE ISSUING BANK. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to
Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (j) CASH COLLATERALIZATION. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; PROVIDED that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers' risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

          SECTION 2.06. FUNDING OF BORROWINGS. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; PROVIDED that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of one or more of the Borrowers maintained with the Administrative Agent in New York City and designated by the Borrowers in the applicable Borrowing Request; PROVIDED that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at
(i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.07. INTEREST ELECTIONS. (a) Each Revolving Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

          (b) To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrowers.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.08. TERMINATION AND REDUCTION OF COMMITMENTS. (a) Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

          (b) The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments; PROVIDED that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Exposures would exceed the total Revolving Commitments.

          (c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; PROVIDED that a notice of termination of the Revolving Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

          SECTION 2.09. REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; PROVIDED that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be PRIMA FACIE evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.10. AMORTIZATION OF TERM LOANS. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrowers shall repay Term Loan Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

                 Date                                      Amount
                 ----                                      ------
          March 31, 2005                               $   2,000,000
          June 30, 2005                                $   2,000,000
          September 30, 2005                           $   2,000,000
          December 31, 2005                            $   2,000,000
          March 31, 2006                               $   3,000,000
          June 30, 2006                                $   3,000,000
          September 30, 2006                           $   3,000,000
          December 31, 2006                            $   3,000,000
          March 31, 2007                               $   4,000,000
          June 30, 2007                                $   4,000,000
          September 30, 2007                           $   4,000,000
          December 31, 2007                            $   4,000,000
          March 31, 2008                               $   5,000,000
          June 30, 2008                                $   5,000,000
          September 30, 2008                           $   5,000,000
          December 31, 2008                            $   5,000,000
          March 31, 2009                               $   6,000,000
          June 30, 2009                                $   6,000,000
          September 30, 2009                           $   6,000,000
          Term Loan Maturity Date                      $   6,000,000

          (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

          (c) Any prepayment of a Term Loan shall be applied (i) in the case of a prepayment made pursuant to Section 2.11(a), to reduce the subsequent scheduled payments of the Term Loans to be made pursuant to this Section, at the option of the applicable Borrower, ratably or in the inverse order of maturity and (ii) in the case of a prepayment made pursuant to Section 2.11(c) or 2.11(d), to reduce the subsequent scheduled payments of the Term Loans to be made pursuant to this Section in the inverse order of maturity.

          SECTION 2.11. PREPAYMENT OF LOANS. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

          (b) In the event and on such occasion that the Revolving Exposures exceed the total Revolving Commitments, the Borrowers shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Collateral Agent pursuant to
Section 2.05(j)) in an aggregate amount equal to such excess.

          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Parent Borrower or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, within five Business Days after such Net Proceeds are received, prepay Term Loan Borrowings in an aggregate amount equal to (i) in the case of a Prepayment Event described in clause (c) of the definition of the term "Prepayment Event", 50% of such Net Proceeds, (ii) in the case of a Prepayment Event described in clause (d) of the term "Prepayment Event", 100% of such Net Proceeds in excess of $2,000,000 and (iii) in the case of all other Prepayment Events, 100% of such Net Proceeds; PROVIDED that, in the case of any event described in clause (a) or (b) of the definition of the term "Prepayment Event", if the Borrowers shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Parent Borrower and the Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Parent Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

          (d) Following the end of each fiscal year of the Parent Borrower, commencing with the fiscal year ending December 31, 2005, the Borrowers shall prepay Term Loan Borrowings in an aggregate amount equal to (i) for any fiscal year for which the Funded Debt Ratio at the end of such fiscal year is greater than or equal to 1.50 to 1.00, 50% of Excess Cash Flow for such fiscal year and
(ii) for any fiscal year for which the Funded Debt Ratio at the end of such fiscal year is less than 1.50 to 1.00, 0% of Excess Cash Flow for such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

          (e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.

          (f) The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; PROVIDED that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

          SECTION 2.12. FEES. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

          (b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; PROVIDED that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

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                                                                              39

          SECTION 2.13. INTEREST. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; PROVIDED that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.14. ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

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                                                                              40

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

          SECTION 2.15. INCREASED COSTS. (a) Except with respect to Taxes which shall be governed solely and exclusively by Section 2.17, if any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

          (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, subject to Section 2.19, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrowers will, subject to Section 2.19, pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and

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                                                                              41

setting forth the basis for such amounts and a calculation thereof in reasonable detail shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; PROVIDED that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; PROVIDED FURTHER that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.16. BREAK FUNDING PAYMENTS. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to
Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.17. TAXES. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; PROVIDED that if the Borrowers shall be required to deduct any Indemnified Taxes or

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                                                                              42

Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

          (f) Each Lender, the Issuing Bank and Administrative Agent that is a United States Person, as defined in section 7701(a)(30) of the Code (other than Persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to the Borrowers and the Administrative Agent (as applicable), a properly completed and duly executed United States Internal Revenue Form W-9 or any successor form, certifying that

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                                                                              43

such Person is exempt from United States backup withholding Tax on payments made hereunder.

          (g) If the Administrative Agent, the Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this
Section 2.17, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); PROVIDED, that the Borrowers, upon the request of the Administrative Agent, the Issuing Bank or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Issuing Bank or such Lender in the event the Administrative Agent, the Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any information relating to its taxes which it deems confidential) to the Borrowers or any other person.

          SECTION 2.18. PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS. (a) The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15,
2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied
(i) first, towards payment of interest and fees then due hereunder, ratably among the parties

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                                                                              44

entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; PROVIDED that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Parent Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers' rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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                                                                              45

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or (b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.19. MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); PROVIDED that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under
Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

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                                                                              46

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          The Borrowers represent and warrant to the Lenders that:

          SECTION 3.01. ORGANIZATION; POWERS. Each of the Parent Borrower and the Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, have all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and are in good standing in, every jurisdiction where such qualification is required for the conduct of its business.

          SECTION 3.02. AUTHORIZATION; ENFORCEABILITY. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by each of the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrowers or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03. GOVERNMENTAL APPROVALS; NO CONFLICTS. The Transactions
(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Parent Borrower or any Subsidiary, (c) will not violate or result in a default under any material indenture, material agreement or other material instrument binding upon the Parent Borrower or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent Borrower or any Subsidiary, except Liens created under the Loan Documents.

          SECTION 3.04. FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE. (a) The Parent Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders equity and cash flows
(i) as of and for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) as of and for the fiscal quarters and the portion of the fiscal year ended March 31, 2004,

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                                                                              47

June 30, 2004 and September 30, 2004 (and for the comparable periods for the prior fiscal year), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. The Parent Borrower has heretofore furnished to the Lenders unaudited statements of income for the Acquired Business for the nine-month period ended September 30, 2004 and the fiscal year ended December 31, 2003. Such financial statements (i) except as specifically noted therein, have been prepared in accordance with GAAP applied consistently with the Company's past practices and (ii) are complete and correct in all material respects, except as specifically noted therein, and present fairly in all material respects the results of operations of the Acquired Business as of such dates and for such periods covered thereby.

          (b) The Parent Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of September 30, 2004, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Parent Borrower to be reasonable), (ii) is based on the best information available to the Parent Borrower after due inquiry, (iii) accurately reflects all material adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Parent Borrower and the Subsidiaries as of September 30, 2004, as if the Transactions had occurred on such date.

          (c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of the Parent Borrower or the Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

          (d) No event, change or condition has occurred that has had, or could reasonably be expected to have, a materially adverse effect on the business, operations, properties, assets, condition (financial or otherwise), liabilities or prospects of the Parent Borrower and the Subsidiaries (after giving effect to the Acquisition), taken as a whole, whether or not covered by insurance, since December 31, 2003.

          SECTION 3.05. PROPERTIES. (a) Each of the Parent Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes and (ii) leaseholds subject to all superior title matters and all matters which encumber the landlord's or ground lessor's interest.

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                                                                              48

          (b) Each of the Parent Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Parent Borrower or any Subsidiary (other than addresses of the locations to which the Laundry Facility Agreements relate) as of the Effective Date after giving effect to the Transactions.

          SECTION 3.06. LITIGATION AND ENVIRONMENTAL MATTERS. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Borrower, threatened against the Parent Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or
(iv) knows of any basis for any Environmental Liability.

          (c) Since the date of this Agreement, there has been no change in the status of the Schedule 3.06 of Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

          SECTION 3.07. COMPLIANCE WITH LAWS AND AGREEMENTS. Each of the Parent Borrower and the Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.08. INVESTMENT AND HOLDING COMPANY STATUS. Neither the Parent Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

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                                                                              49

          SECTION 3.09. TAXES. Each of the Parent Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

          SECTION 3.11. DISCLOSURE. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Parent Borrower or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains, when taken as a whole, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED that, with respect to projected financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

          SECTION 3.12. SUBSIDIARIES. Schedule 3.12 sets forth the name of, and the ownership interest of the Parent Borrower in, each Subsidiary of the Parent Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

          SECTION 3.13. INSURANCE. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Parent Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Parent Borrower and the Subsidiaries is adequate.

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                                                                              50

          SECTION 3.14. LABOR MATTERS. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Parent Borrower or any Subsidiary pending or, to the knowledge of the Parent Borrower, threatened. The hours worked by and payments made to employees of the Parent Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments of a material amount due from the Parent Borrower or any Subsidiary, or for which any reasonably foreseeable claim may be made against the Parent Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits (other than routine claims for benefits), have been paid or accrued as a liability on the books of the Parent Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Borrower or any Subsidiary is bound.

          SECTION 3.15. SOLVENCY. Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

                                   ARTICLE IV

                                   CONDITIONS

          SECTION 4.01. EFFECTIVE DATE. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Goodwin Procter LLP, counsel for the Borrowers, substantially in the form of Exhibit C, covering such other matters relating to the Loan Parties,

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                                                                              51

     the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Parent Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

          (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

          (f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate or Perfection Certificates dated the Effective Date and signed by a Financial Officer or legal officer of the Parent Borrower. The Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

          (g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

          (h) The Administrative Agent shall be reasonably satisfied as to the amount and nature of any contingent liabilities (including but not limited to environmental and employee health and safety exposures) to which the Parent Borrower and the Subsidiaries may be subject after giving effect to the Acquisition, and with the plans of the Parent Borrower or such subsidiaries with respect thereto.

          (i) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Acquisition shall have been obtained, and all applicable waiting periods and appeal periods

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                                                                              52

     (including any extensions thereof) shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.

          (j) The Lenders shall have received a pro forma consolidated balance sheet of the Parent Borrower as of September 30, 2004, reflecting all pro forma adjustments as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders.

          (k) The Lenders shall have received (i) audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Parent Borrower for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, and (ii) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Parent Borrower as of and for the fiscal quarters and portion of the fiscal year ended March 31, 2004, June 30, 2004, and September 30, 2004 (and for the comparable periods for the prior fiscal year), which financial statements described in clauses (i) and (ii) shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

          (l) The Lenders shall have received unaudited balance sheets of the Acquired Business as of September 30, 2003, December 31, 2003 and September 30, 2004 and unaudited statements of income of the Acquired Business for the nine-month period ended September 30, 2004 (and for the comparable period for the prior fiscal year), in each case which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

          (m) The Transactions shall have been consummated or shall be consummated simultaneously with the initial funding of Loans on the Effective Date in accordance with applicable law, the Acquisition Agreement and all other related documentation (without giving effect to any amendments or waivers to or of such documents that are adverse to the Lenders and not approved by the Lenders).

          (n) All commitments under the Existing Credit Agreement shall have been terminated, and all loans, interest and other amounts accrued or owing thereunder shall have been repaid in full and all liens granted in respect thereof shall have been released and the terms and conditions of any such release shall be satisfactory to the Administrative Agent. The Administrative Agent shall have received a payoff and release letter in form and substance reasonably satisfactory to the Administrative Agent from Citizens Bank of Massachusetts. After giving effect to the Transactions, neither the Parent Borrower nor any of its Subsidiaries shall have outstanding any shares of preferred stock or any Indebtedness, other than
     (i) Indebtedness incurred under the Loan Documents and (ii) Indebtedness

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                                                                              53

     set forth on Schedule 6.01. The terms and conditions of all Indebtedness to remain outstanding after the Effective Date (including terms and conditions relating to interest rates, fees, amortization, maturity, redemption, subordination, covenants, events of default and remedies) shall be satisfactory in all respects to the Lenders.

          (o) The Lenders shall have received a certificate from the chief financial officer of the Parent Borrower, in form and substance satisfactory to the Lenders, certifying as to the solvency of the Parent Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

          (p) The Lenders shall have received a detailed business plan of the Parent Borrower and its Subsidiaries for the fiscal years 2005 through 2009 (including quarterly projections for the fiscal quarters ending March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005).

          (q) The Lenders shall have received a certificate of a Financial Officer certifying that the Parent Borrower's pro forma Consolidated EBITDA (determined in accordance with Regulation S-X under the Securities Act of 1933, as amended) for the twelve-month period ended September 30, 2004 (the "EFFECTIVE DATE CONSOLIDATED EBITDA"), is greater than $53,000,000.

          (r) The Administrative Agent shall be satisfied that the ratio of Total Funded Debt on the Effective Date to the Effective Date Consolidated EBITDA shall be no more than 3.50 to 1.00.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on January 31, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

          SECTION 4.02. EACH CREDIT EVENT. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

          (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) to the extent such representation or warranty is modified or qualified based on the terms "materially" or "material" or by reference to the term "Material Adverse Effect", in any respect and (ii) to the extent such representation or warranty is not so modified or qualified, in any material respect, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

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                                                                              54

          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and
(b) of this Section.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

          SECTION 5.01. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrowers will furnish to the Administrative Agent on behalf of each Lender:

          (a) within 90 days after the end of each fiscal year of the Parent Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a

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                                                                              55

     Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto,
     (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with Sections 6.12, 6.13 and 6.14 and (B) in the case of financial statements delivered under clause (a) above, beginning in 2006 with respect to the fiscal year ending December 31, 2005, of Excess Cash Flow and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent Borrower's audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Sections 6.12, 6.13 or 6.14 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

          (e) within 45 days after the commencement of each fiscal year of the Parent Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Borrower or any Subsidiary with the SEC or with any national securities exchange, as the case may be; and

          (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

          SECTION 5.02. NOTICES OF MATERIAL EVENTS. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a) the occurrence of any Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of an executive officer or the Parent Borrower or any Subsidiary or a Financial Officer, affecting the Borrowers or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

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                                                                              56

          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent Borrower and its Subsidiaries in an aggregate amount exceeding $250,000; and

          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. INFORMATION REGARDING COLLATERAL. (a) The Borrowers will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party's corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party's organizational identification number. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrowers also agree promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

          (b) Each year, at the time of delivery of financial statements pursuant to Section 5.01, the Borrowers shall deliver to the Collateral Agent a certificate of a Financial Officer or chief legal officer of the Parent Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

          SECTION 5.04. EXISTENCE; CONDUCT OF BUSINESS. The Parent Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; PROVIDED that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

          SECTION 5.05. PAYMENT OF OBLIGATIONS. The Parent Borrower will, and will cause each Subsidiary to, pay its Material Indebtedness and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of

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                                                                              57

any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.06. MAINTENANCE OF PROPERTIES. The Parent Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          SECTION 5.07. INSURANCE. The Parent Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

          SECTION 5.08. CASUALTY AND CONDEMNATION. The Borrowers (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

          SECTION 5.09. BOOKS AND RECORDS; INSPECTION AND AUDIT RIGHTS. The Parent Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 5.10. COMPLIANCE WITH LAWS. The Parent Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law (including Environmental Law) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.11. USE OF PROCEEDS AND LETTERS OF CREDIT. The proceeds of the Term Loans and Revolving Loans made on the Effective Date will be used (a) to repay all loans, interest and other amounts accrued or owing under the Existing Credit Agreement, (b) to pay the fees and expenses payable in connection with the Transactions and (c) to pay the Acquisition Consideration. The proceeds of the Revolving Loans and

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                                                                              58

Swingline Loans drawn after the Effective Date will be used only for working capital and general corporate purposes (including Permitted Acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X. Letters of Credit will be used only for general corporate purposes.

          SECTION 5.12. ADDITIONAL SUBSIDIARIES. If any additional Subsidiary is formed or acquired after the Effective Date, the Parent Borrower will, within five Business Days after such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

          SECTION 5.13. FURTHER ASSURANCES. (a) The Parent Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrowers also agree to provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

          (b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrowers or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), the Borrowers will notify the Collateral Agent and the Lenders thereof, and, if requested by the Collateral Agent or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

          SECTION 5.14. INTEREST RATE PROTECTION. As promptly as practicable, and in any event within 120 days after the Effective Date, the Borrowers will enter into, and thereafter for a period of not less than three years will maintain in effect, Swap Agreements with one or more Lenders (or Affiliates thereof or other Person approved by the Administrative Agent), the effect of which is that at least 50% of the Total Funded Debt will bear interest at a fixed rate or the interest cost in respect of which will be fixed, in each case on terms and conditions reasonably acceptable to the Administrative Agent.

          SECTION 5.15. POST-CLOSING MATTERS. (a) On or prior to the date that is (i) 45 days after the Effective Date (or such later date as is acceptable to the

Administrative Agent in its sole discretion), the Parent Borrower will, or will cause the Subsidiaries to, deliver to the Administrative Agent executed landlord waivers in respect of each of the Parent Borrower's and the Subsidiaries' regional sales and service facilities (prior to the Acquisition) listed on
Schedule 5.15, each in form and substance satisfactory to the Administrative Agent, (ii) 90 days after the Effective Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Parent Borrower will, or will cause the Subsidiaries to, deliver to the Administrative Agent a list of regional sales and service facilities relating to the Acquired Business that the Borrowers intend to use on a going forward basis and (iii) 120 days after the Effective Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Parent Borrower will, or will cause the Subsidiaries to, use commercially reasonable efforts (without undue expense to the Parent Borrower or applicable Subsidiary) to deliver to the Administrative Agent executed landlord waivers in respect of each of the regional sales and service facilities identified pursuant to subsection (ii) above, each in form and substance satisfactory to the Administrative Agent.

          (b) On or prior to the date that is 45 days after the Effective Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Parent Borrower will, or will cause the Subsidiaries to, deliver to the Administrative Agent executed Deposit Account Control Agreements (as and to the extent required in the Collateral Agreement), each in form and substance satisfactory to the Collateral Agent.

          (c) On or prior to the date that is 120 days after the Effective Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Parent Borrower will, or will cause the Subsidiaries to, establish and maintain a centralized cash management system of a type and on terms reasonably satisfactory to the Administrative Agent at the Administrative Agent, any Lender or any of their respective Affiliates.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

          SECTION 6.01. INDEBTEDNESS; CERTAIN EQUITY SECURITIES. (a) The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

          (i) Indebtedness created under the Loan Documents;

          (ii) Indebtedness existing on the date hereof and set forth in
     Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness; PROVIDED that such extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (B) shall not be in a principal amount that exceeds the principal amount of Indebtedness being extended, renewed or replaced (plus accrued interest and premium thereon),
     (C) shall not have an earlier maturity date or decreased weighted average life than the Indebtedness being extended, renewed or replaced and (D) shall be subordinated to the Obligations on the same terms as the Indebtedness being extended, renewed or replaced;

          (iii) Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary to the Parent Borrower or any other Subsidiary; PROVIDED (A) that Indebtedness of any Subsidiary that is not a Loan Party to the Parent Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and
     (B) Indebtedness of any Borrower to any Subsidiary (other than another Borrower) and Indebtedness of any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

          (iv) Guarantees by the Parent Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Parent Borrower or any other Subsidiary; PROVIDED that (A) the Indebtedness so Guaranteed is permitted by this Section 6.01 (other than Section 6.01(a)(ii)), (B) Guarantees by the Parent Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to
     Section 6.04 and (C) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

          (v) Indebtedness of the Parent Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon); PROVIDED that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $5,000,000 at any time outstanding;

          (vi) (A) Indebtedness of any Person that becomes a Subsidiary after the date hereof; PROVIDED that (1) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (2) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $2,000,000 at any time outstanding and (B) any refinancings, renewals and replacements of any such

     Indebtedness pursuant to the preceding clause (A) that do not increase the outstanding principal amount (plus accrued interest and premium) thereof;

          (vii) other unsecured Indebtedness in an aggregate principal amount not exceeding $1,000,000 at any time outstanding; PROVIDED that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Subsidiary Loan Parties permitted by this clause (viii) shall not exceed $500,000 at any time outstanding;

          (viii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

          (ix) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business; and

          (x) Indebtedness in respect of Swap Agreements permitted by
     Section 6.07.

          (b) The Parent Borrower will not, and will not permit any Subsidiary to issue preferred Equity Interests.

          SECTION 6.02. LIENS. The Parent Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (i) Liens created under the Loan Documents;

          (ii) Permitted Encumbrances;

          (iii) any Lien on any property or asset of the Parent Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; PROVIDED that (i) such Lien shall not apply to any other property or asset of the Parent Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);

          (iv) any Lien existing on any property or asset prior to the acquisition thereof by the Parent Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; PROVIDED that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Parent Borrower or any Subsidiary and
     (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);

          (v) Liens on fixed or capital assets acquired, constructed or improved by the Parent Borrower or any Subsidiary; PROVIDED that (A) such security interests secure Indebtedness permitted by clause (v) of Section 6.01(a),
     (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such fixed or capital asset or its fair market value at the time such security interest attaches, and in any event, such Indebtedness does not exceed $5,000,000 at any time outstanding and (D) such security interests shall not apply to any other property or assets of the Parent Borrower or any Subsidiary;

          (vi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

          (vii) Liens granted by a Subsidiary that is not a Loan Party in favor of the Parent Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary.

          SECTION 6.03. FUNDAMENTAL CHANGES. (a) The Parent Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into a Borrower in a transaction in which a Borrower is the surviving corporation, (ii) any Subsidiary (other than a Borrower) may merge into any Subsidiary (other than a Borrower) in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party and (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders; PROVIDED that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

          (b) The Parent Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the

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                                                                              63

type conducted by the Parent Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

          SECTION 6.04. INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS. The Parent Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

          (a) Permitted Investments;

          (b) Permitted Acquisitions; PROVIDED that the aggregate purchase price, which shall be deemed to include (i) any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments and (ii) the principal amount of Indebtedness that is assumed pursuant to Section 6.01(a)(vi) or otherwise incurred in connection with such Permitted Acquisition, shall not exceed $12,000,000 in any fiscal year and $20,000,000 in the aggregate plus, in each case (without duplication) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Permitted Acquisition (which amount shall not exceed the purchase price paid (including the principal amount of Indebtedness assumed pursuant to Section 6.01(a)(vi) in connection therewith) in respect of such Permitted Acquisition);

          (c) investments existing on the date hereof and set forth on
     Schedule 6.04;

          (d) investments by the Parent Borrower and its Subsidiaries in Equity Interests in their respective Subsidiaries; PROVIDED that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in the definition of "Collateral and Guarantee Requirement") and (ii) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(e) and outstanding Guarantees permitted under the proviso to Section 6.04(g)) shall not exceed $500,000 at any time outstanding (in each case determined without regard to any write-down or write-offs);

          (e) loans or advances made by the Parent Borrower to any Subsidiary and made by any Subsidiary to the Parent Borrower or any other Subsidiary; PROVIDED that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with investments permitted under clause (ii) of Section 6.04(d) and outstanding Guarantees permitted under the proviso to
     Section 6.04(g) shall not exceed $500,000 at any time outstanding (in each case determined without regard to any write-down or write-offs);

          (f) loans or advances to employees made in the ordinary course of business of the Parent Borrower or a Subsidiary not exceeding $250,000 in the aggregate outstanding at any time, PROVIDED that no such advances to any single employee shall exceed $50,000 in the aggregate outstanding (determined without regard to any write-downs or write-offs of such loans or advances).

          (g) Guarantees constituting Indebtedness permitted by Section 6.01; PROVIDED that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under clause (ii) of Section 6.04(d) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(c)) shall not exceed $500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

          (h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (i) investments in the form of Swap Agreements permitted by
     Section 6.07;

          (j) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

          (k) investments received in connection with the dispositions of assets permitted by Section 6.05;

          (l) other investments, loans and advances by the Parent Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment is made and including all related commitments for future advances, not exceeding $250,000 in the aggregate for all such investments made from and after the Effective Date plus an amount equal to any returns of capital actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made).

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                                                                              65

          SECTION 6.05. ASSET SALES. The Parent Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Parent Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary, except:

          (a) sales, transfers and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments in the ordinary course of business;

          (b) sales, transfers and other dispositions to the Parent Borrower or a Subsidiary; PROVIDED that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

          (c) the sale, transfer or other disposition of the Cambridge Property;

          (d) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

          (e) sales, transfers and other dispositions of property to the extent such property constitutes an investment permitted by clauses (a), (h), (i) and (k) of Section 6.04;

          (f) sale and leaseback transactions permitted by Section 6.06;

          (g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; and

          (h) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary (other than a Borrower) are sold) that are not permitted by any other clause of this Section; PROVIDED that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (h) shall not exceed $500,000 during any fiscal year of the Parent Borrower;

PROVIDED that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b), (d) and (g) above) shall be made for fair value and (other than those permitted by clause (b)) for at least 75% cash consideration.

          SECTION 6.06. SALE AND LEASEBACK TRANSACTIONS. The Parent Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the

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                                                                              66

fair value of such fixed or capital asset and is consummated within 90 days after the Parent Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

          SECTION 6.07. SWAP AGREEMENTS. The Parent Borrower will not, and will not permit any of the Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Parent Borrower or any of its Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rate, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent Borrower or any Subsidiary.

          SECTION 6.08. RESTRICTED PAYMENTS; CERTAIN PAYMENTS OF INDEBTEDNESS.
(a) The Parent Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) the Parent Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, (iii) the Parent Borrower may make Restricted Payments, not exceeding $2,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent Borrower and its Subsidiaries or the Stockholders' Agreement dated as of June 26, 1997, by and among Mac-Gray Corporation (formerly known as Mac-Gray II, Inc.) and certain shareholders of Mac-Gray Corporation (as amended as of the date hereof) and (iv) TLP may make distributions to its limited partner pursuant to the terms of the agreement of limited partnership of TLP or the Put Option Agreement, dated as of May 1, 2001, between the limited partner and the general partner of TLP (each, as amended to the date hereof, but without giving effect to any amendment, modification or waiver in respect to such agreement after the date hereof).

          (b) The Parent Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

          (i) payment of Indebtedness created under the Loan Documents;

          (ii) scheduled payments of principal or interest with respect to Indebtedness to the extent permitted by Section 6.01; and

          (iii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

          SECTION 6.09. TRANSACTIONS WITH AFFILIATES. The Parent Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and are at prices and on terms and conditions not less favorable to the Parent Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Parent Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (c) any investment permitted by Sections 6.04(d) and 6.04(e), (d) any Indebtedness permitted under Section 6.01(a)(iii), (e) loans or advances to employees permitted under Section 6.04, (f) the payment of reasonable fees to directors of the Parent Borrower or any Subsidiary who are not employees of the Parent Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent Borrower or its Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Parent Borrower's Board of Directors, (h) employment and severance arrangements entered into in the ordinary course of business and approved by the Parent Borrower's Board of Directors between the Parent Borrower or any Subsidiary and any employee thereof and (i) any Restricted Payment permitted by Section 6.08.

          SECTION 6.10. RESTRICTIVE AGREEMENTS. The Parent Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Parent Borrower or any other Subsidiary or to Guarantee Indebtedness of the Parent Borrower or any other Subsidiary; PROVIDED that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, PROVIDED such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause
(a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

          SECTION 6.11. AMENDMENT OF MATERIAL DOCUMENTS. The Parent Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational

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                                                                              68

documents or (b) any Acquisition Document, in each case only to the extent adverse to the Lenders.

          SECTION 6.12. MINIMUM NET WORTH. As of the end of each fiscal quarter of the Parent Borrower, the Parent Borrower shall not permit the Consolidated Net Worth of the Borrowers to be less than $70,000,000, PLUS, on a cumulative basis, an amount equal to 50% of the net after tax profit of the Borrowers earned in each fiscal year of the Parent Borrower commencing with the fiscal year ending on December 31, 2005.

          SECTION 6.13. FUNDED DEBT RATIO. As of the end of each fiscal quarter of the Parent Borrower, the Parent Borrower will not permit the Funded Debt Ratio as of each date set forth below to exceed the ratio set forth opposite such date:

                  Date                                       Ratio
                  ----                                       -----
          March 31, 2005                                  3.75 to 1.00

          June 30, 2005                                   3.75 to 1.00

          September 30, 2005                              3.75 to 1.00

          December 31, 2005                               3.50 to 1.00

          March 31, 2006                                  3.50 to 1.00

          June 30, 2006                                   3.50 to 1.00

          September 30, 2006                              3.50 to 1.00

          December 31, 2006 and                           3.00 to 1.00
          thereafter

          SECTION 6.14. CONSOLIDATED CASH FLOW COVERAGE RATIO. As of the end of each fiscal quarter of the Parent Borrower, the Parent Borrower will not permit the Consolidated Cash Flow Coverage Ratio for the four consecutive fiscal quarter period ended on the last day of such fiscal quarter to be less than 1.00 to 1.00.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

          If any of the following events ("EVENTS OF DEFAULT") shall occur:

          (a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the

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                                                                              69

     same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

          (c) any representation or warranty made or deemed made by or on behalf of the Parent Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect (i) to the extent such representation or warranty is modified or qualified based on the terms "materially" or "material" or by reference to the term "Material Adverse Effect", in any respect and (ii) to the extent such representation or warranty is not so modified or qualified, in any material respect, in each case when made or deemed made;

          (d) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 or 5.04 (with respect to the existence of the Borrowers) or 5.11 or in Article VI;

          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);

          (f) the Parent Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; PROVIDED that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in

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     respect of the Parent Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) the Parent Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j) the Parent Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 shall be rendered against the Parent Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Borrower or any Subsidiary to enforce any such judgment;

          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent Borrower and its Subsidiaries in an aggregate amount exceeding (i) $500,000 in any year or (ii) $1,000,000 for all periods;

          (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, having a value in excess of $500,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent's failure to maintain possession of any stock certificates, promissory notes and failure to file continuation statements or other instruments delivered to it under the Collateral Agreement;

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                                                                              71

          (n) any Loan Document shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any party thereto;

          (o) the Guarantees of the Obligations by Parent Borrower and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall be asserted by Parent Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations; or

          (p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and
(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. For purposes of this
Article VIII, all references to the Administrative Agent shall be deemed to be references to both the Administrative Agent and the Collateral Agent.

          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business

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                                                                              72

with the Parent Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such

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sub-agent and to the Related Parties of each Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          Subject to the appointment and acceptance of a successor the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and
Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

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                                   ARTICLE IX

                                  MISCELLANEOUS

          SECTION 9.01. NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Borrowers, to them c/o Mac-Gray Corporation, 22 Water Street, Cambridge, MA 02141, Attention of Michael Shea, Chief Financial Officer, and Graeme Brown, corporate counsel (Telecopy No.: (617) 492-5386);

          (b) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A., 2 Corporate Drive, Suite 730, Shelton, CT 06484, Attention of Peter Killea (E-mail:
     peter.killea@jpmorgan.com, Telecopy No.: (203) 944-8427);

          (c) if to the Collateral Agent, to JPMorgan Chase Bank, N.A., 131 S. Dearborn Avenue, Floor 6, Chicago, IL 60603, Attention of Donna Hermanek-Pellikan (E-mail: donna_hermanek@bankone.com, Telecopy No.:
     (312) 325-3239);

          (d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 9.02. WAIVERS; AMENDMENTS. (a) No failure or delay by the Administrative Agent, the Issuing Bank, the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the

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Issuing Bank, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; PROVIDED that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,
(iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; PROVIDED FURTHER that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Loan Lenders) or the Term Loan Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by the Borrowers and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

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                                                                              76

          SECTION 9.03. EXPENSES; INDEMNITY; DAMAGE WAIVER. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank, the Collateral Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b) The Borrowers (and, in the case of the Collateral Agreement, the Grantors and Guarantors) shall jointly and severally indemnify the Administrative Agent, the Issuing Bank, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Parent Borrower or any other Loan Party arising out of, in connection with, or as a result of
(i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby (other than, in the case of the Lenders, costs associated with the preparation and administration of the Loan Documents), the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Parent Borrower or any Subsidiary, or any Environmental Liability related in any way to the Parent Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto; PROVIDED that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence, wilful misconduct or bad faith of such Indemnitee.

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                                                                              77

          (c) To the extent that the Borrowers (and, in the case of the Collateral Agreement, the Grantors and Guarantors) fail to pay any amount required to be paid by them to the Administrative Agent, the Issuing Bank, the Collateral Agent or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank, the Collateral Agent or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; PROVIDED that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank, the Collateral Agent or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

          (d) To the extent permitted by applicable law, the Borrowers (and, in the case of the Collateral Agreement, the Grantors and Guarantors) shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.

          SECTION 9.04. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrowers; PROVIDED that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved

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Fund (as defined below) or, if a Default has occurred and is continuing, any other assignee, (B) the Administrative Agent; PROVIDED that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (C) the Issuing Bank, PROVIDED that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

          (ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless each of Borrowers and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), PROVIDED that no such consent of the Borrowers shall be required if a Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, PROVIDED that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans; (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          For purposes of this Section 9.04(b), the term "Approved Fund" and "CLO" have the following meanings:

          "APPROVED FUND" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "CLO" means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this

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                                                                              79

Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); PROVIDED that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; PROVIDED that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17

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                                                                              80

to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.18(c) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.17(e) or (f) as though it were a Lender.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; PROVIDED that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 9.05. SURVIVAL. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 9.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (a) Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.

          (b) Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 9.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 9.12. CONFIDENTIALITY. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

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                                                                              83

(f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other the Borrowers. For the purposes of this Section, "INFORMATION" means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          SECTION 9.13. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 9.14. USA PATRIOT ACT. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "ACT"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

          SECTION 9.15. OBLIGATIONS JOINT AND SEVERAL. Each Borrower agrees that it shall, jointly with each other Borrower and severally, be liable for all the Obligations. Each Borrower further agrees that the Obligations of any other Borrower may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its agreement hereunder notwithstanding any extension or renewal of any Obligation of any other Borrower. Upon payment by a Borrower of any sums as provided above, all rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   MAC-GRAY CORPORATION,

                                      by
                                          ---------------------------
                                          Name:
                                          Title:


                                   MAC-GRAY SERVICES, INC.,

                                      by
                                          ---------------------------
                                          Name:
                                          Title:


                                   INTIRION CORPORATION,

                                      by
                                          ---------------------------
                                          Name:
                                          Title:


                                   JPMORGAN CHASE BANK, N.A.,
                                   individually and as Administrative Agent,

                                      by
                                          ---------------------------
                                          Name:
                                          Title:


                                   [OTHER BANKS],

                                      by
                                          ---------------------------
                                          Name:
                                          Title: